Exhibit 14.1

                                 CODE OF ETHICS
                                       OF
                                 EARN-A-CAR INC.

     Earn-A-Car, Inc. (the "Company") has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The term `code of ethics' means written standards that are reasonably designed to deter wrongdoing and to promote:

     * Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

     * Full, fair, accurate, timely, and understandable disclosure in reports and documents that the issuer files with, or submits to, the Commission or other regulatory bodies, and in other public communications made by the issuer; and

     *    Compliance with applicable  governmental  laws, rules and regulations;
          and

     * The prompt internal reporting of violations of the code to the board of directors or another appropriate person or persons; and

     *    Accountability for adherence to the code.

THE FOLLOWING IS THE COMPANY'S CODE OF ETHICS:

We respect the spirit and the letter of laws, rules, and regulations of the United States and its various States, as well as those of foreign countries in which we may operate.

We promise only what we expect to deliver, make only commitments we intend to keep, not knowingly mislead others, and not participate in or condone corrupt or unacceptable business practices.

We will not receive or accept for our own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing to have business transactions with the Company, without the prior approval of the Board of Directors.

We comply with the spirit and letter of financial and regulatory disclosure obligations in our financial and business reports.

We comply with the spirit and the letter of insider trading laws of the countries within which we are operating.

We report fairly in accordance with Generally Accepted Accounting Principles.

We strive for full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, Securities regulatory agencies and in other public communications made by us.